Exhibit 99.1

Cryoport Reports Results for the Second Quarter 2022

▪	Record revenue of $64.2 million for the quarter, up 14% as reported and 18% at constant currency (year-over-year)

▪	Supporting a record 626 global clinical trials; a net of 17 new trials added during the quarter

▪	Opened first two Global Supply Chain Centers, which include BioServices, in June 2022

▪	Expanded global footprint into Spain and Ireland

NASHVILLE, Tennessee, August 4, 2022, - Cryoport, Inc. (NASDAQ: CYRX) (“Cryoport” or the “Company”), a global leader in temperature-controlled supply chain solutions for the life sciences industry, today announced financial results for the three- and six-month periods ended June 30, 2022.

Jerrell Shelton, CEO of Cryoport, commented, “We delivered a strong performance for the second quarter of 2022 highlighted by overall top-line growth of 14%, or 18% on a constant currency basis. Each of our end markets, Biopharma/Pharma, Reproductive Medicine and Animal Health, grew in the double digits during the quarter driven by strong continued demand for all of our products and services.

“Our Biopharma/Pharma revenue was $51.7 million for the second quarter of 2022 compared to $45.5 million for the second quarter of 2021. We are now supporting a record 626 global clinical trials in regenerative medicine, up by 17 trials sequentially compared to our previous quarter end. Importantly our clinical trial pipeline continues to mature with 285 trials now in Phase 2 and 81 in Phase 3. Overall revenue growth in the Biopharma/Pharma market was driven by our support of global clinical trials and commercially launched therapies.

“Demand for our Animal Health products and services, which is driven primarily by protein production, increased by 14% to $9.6 million for the second quarter of 2022.

“Reproductive Medicine revenue increased by 24% to $2.9 million for the second quarter of 2022. This growth was driven by CryoStork® logistics solutions and cryogenic shipper products. We continued to grow in the Reproductive Medicine market as the number of fertility clinics we support increases and as IVF technologies continue to stimulate increased interest on a global basis.

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“Our strategic expansion continued to progress during the second quarter and included the grand openings of Cryoport’s two new Global Supply Chain Centers in Texas and New Jersey. These world-class facilities form the foundation of our Global Supply Chain Center Network and include the important addition of GMP (Good Manufacturing Practices) BioServices to our portfolio of premier, comprehensive supply chain solutions. During the quarter, we further strengthened our presence in the EMEA region with the acquisition of Cell&Co BioServices in Clermont-Ferrand, France. We anticipate that Cell&Co BioServices will play a significant role in the further development of our Global Supply Chain Center Network as we expand into the Paris, France region.

“We also continued our development in EMEA subsequent to quarter end with CRYOPDP opening a logistics center in Ireland and acquiring Polar Expres, based in Spain, which adds logistics centers in Madrid and Barcelona. Additionally, Cryoport Systems just completed the acquisition of Cell Matters, based in Belgium, specializing in cryo-process optimization, cryo-processing, and cryopreservation. These developments are important steps in further building out our leadership position as a provider of global temperature-controlled supply chain solutions to the life sciences industry and are expected to also positively impact our operations in the Americas and APAC in the future.

Mr. Shelton concluded, “We continue to have robust product and services development projects underway as well as an accretive acquisition pipeline. We remain confident in our outlook for the remainder of the year and reiterate our previous full year 2022 revenue guidance to be between $260 million and $265 million, representing a 17% to 19% increase over 2021 revenue.”

In tabular form, revenue by market for the three- and six-month periods ended June 30, 2022, as compared to the same period in 2021 was as follows:

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Cryoport, Inc. and Subsidiaries

Total revenues by market

(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2022	2021	% Change	2022	2021	% Change
Biopharma/Pharma	$51,728	$45,489	14%	$94,739	$87,877	8%
Animal Health	9,562	8,394	14%	16,356	17,394	-6%
Reproductive Medicine	2,863	2,308	24%	5,360	4,204	28%
Total revenues	$64,153	$56,191	14%	$116,455	$109,475	6%

As of June 30, 2022, the Company supported nine (9) commercial therapies and a net total of 626 global clinical trials, a net increase of 65 clinical trials over second quarter 2021 and an increase of 24 clinical trials from year-end 2021. The number of trials in Phase 3 was 81 as of the end of the second quarter. The number of trials by phase and region are as follows:

Cryoport Supported Clinical Trials by Phase

	June 30,
Clinical Trials	2020	2021	2022
Phase 1	198	227	260
Phase 2	227	265	285
Phase 3	66	69	81
Total	491	561	626

Cryoport Supported Clinical Trials by Region

	June 30,
Clinical Trials	2020	2021	2022
Americas	400	444	488
EMEA	72	88	104
APAC	19	29	34
Total	491	561	626

During the second quarter of 2022, Bristol Myers’ Breyanzi® received FDA approval for the second line treatment of relapsed/refractory large B-cell lymphoma, Gilead’s Yescarta® received approval by the European Commission for the treatment of follicular lymphoma, and Novartis’ Kymriah® received a label expansion approval for follicular lymphoma in the US, EU, and Japan. A total of two (2) Cryoport supported Biologic License Applications (BLAs) or Marketing Authorization Applications (MAAs) were filed in the second quarter and two filings occurred in the first quarter. During the remainder of 2022, we anticipate up to an additional 12 filings, three (3) new therapy approvals, and an additional four (4) label or geographic expansion approvals. Also, we are now forecasting a combined total of 23 BLA or MAA filings in 2023, up from our previous estimate of 20 filings.

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Financial Highlights

•	Total revenue for the second quarter of 2022 was $64.2 million compared to $56.2 million for the second quarter of 2021, a year-over-year increase of 14% or $8.0 million, and 18% at constant currency, driven by the continued strong demand for Cryoport’s comprehensive supply chain solutions and systems.

•	Biopharma/Pharma revenue increased to $51.7 million, up 14% or $6.2 million for the second quarter of 2022 compared to $45.5 million for the second quarter of 2021. Revenue from commercial therapies was $4.0 million, an increase of 22% compared to the second quarter of 2021. Overall, revenue growth in this market was driven by the support of global clinical trials and commercially launched therapies as well as general demand for our temperature-controlled systems, logistics and biostorage services.

•	Animal Health revenue increased to $9.6 million, up 14% or $1.2 million for the second quarter of 2022 compared to $8.4 million for the second quarter of 2021.

•	Reproductive Medicine revenue increased to $2.9 million, up 24% or $0.6 million for the second quarter of 2022 compared to $2.3 million for the second quarter of 2021. This increase was driven by strong demand for our CryoStork® logistics solutions and cryogenic shippers.

•	Total revenue for the six months ended June 30, 2022 increased to $116.5 million compared to $109.5 million for the first half of 2021, a year-over-year increase of 6% or $7.0 million and 9% at constant currency. Revenue for the six months ended June 30, 2022 was adversely impacted by approximately $9.4 million during the first quarter of 2022 from the fire at our New Prague, Minnesota manufacturing facility.

•	Biopharma/Pharma revenue increased to $94.7 million, a gain of 8% or $6.8 million for the six months ended June 30, 2022, compared to $87.9 million for the same period in 2021. Revenue from commercial therapies increased to $7.8 million, a gain of 36% or $2.1 million for the six months ended June 30, 2022.

•	Animal Health revenue was $16.4 million, a decrease of 6% or $1.0 million for the six months ended June 30, 2022, compared to $17.4 million for the same period in 2021. This decrease was due to the adverse impact from the fire at our New Prague, Minnesota manufacturing facility during the first quarter of 2022.

•	Reproductive Medicine revenue increased to $5.4 million, a gain of 28% or $1.2 million for the six months ended June 30, 2022, compared to $4.2 million for the same period in 2021.

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•	Gross margin was 45.0% for the second quarter of 2022, remained steady year-over-year and increased by 224 basis points from 42.7% in the preceding quarter. Gross margin was 43.9% for the first half of 2022 compared to 45.6% in the first half of 2021. The gross margin for the first half of 2022 was adversely affected by increased costs due to global supply chain constraints, primarily impacting the first quarter of 2022, as well as the ramp up of resources to support the expected increase in demand for our solutions as well as the opening of the new global supply chain centers.

•	Operating costs and expenses increased by $4.9 million, or 17% to $34.1 million for the second quarter of 2022 compared to $29.2 million for the second quarter of 2021. The increase was primarily attributable to the further build out of our competencies, infrastructure, and technology development to support the continuing scaling of our business and demand for Cryoport’s systems and solutions. Operating costs and expenses increased for the first half of 2022 by $9.4 million, or 17% to $64.2 million compared to $54.8 million for the same period in the prior year.

•	Net loss for the three- and six-month periods ended June 30, 2022 was $9.2 million and $22.6 million, respectively, compared to a net loss of $5.4 million and $8.9 million for the same periods in 2021, respectively. Net loss for the three- and six-month periods ended June 30, 2022 was partially impacted by a non-cash expense of $3.7 million and $8.6 million, respectively, related to unrealized losses on the mark-to-market value of certain securities investments.

•	Net loss attributable to common stockholders was $11.2 million, or $0.23 per share and $26.6 million, or $0.54 per share, for the second quarter and first half of 2022, respectively. This compares to a net loss attributable to common stockholders of $7.4 million, or $0.16 per share and $13.1 million, or $0.29 per share, for the second quarter and first half of 2021, respectively.

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•	Adjusted EBITDA was $6.0 million for the second quarter of 2022, an increase of $4.0 million sequentially and flat year over year. Adjusted EBITDA for the first half of 2022 was $8.0 million compared to $13.2 million for the first half of 2021. The decrease for the six-month period primarily reflects the impact from the fire at our New Prague, Minnesota manufacturing facility during the first quarter of 2022 and increased investments in our growth initiatives.

•	Cryoport held $550.6 million in cash, cash equivalents, and short-term investments as of June 30, 2022.

•	Share Repurchase - On March 11, 2022, the Company announced that its board of directors authorized a repurchase program through December 31, 2025, authorizing the repurchase of common stock and/or convertible senior notes in the amount of up to $100.0 million. During the first half of 2022, the Company purchased 1,341,571 shares of its common stock under this program, at an average price of $24.84 per share, for an aggregate amount of $33.3 million. These shares were returned to the status of authorized but unissued shares of common stock.

Note: All reconciliations of GAAP to adjusted (non-GAAP) figures above are detailed in the reconciliation tables included later in the press release.

Outlook

The Company expects that its revenue guidance for the full year 2022 of $260 - $265 million will be driven primarily by the record demand for dewars, cryogenic freezer, and shipper systems and solutions; growth from our support of global clinical trials and commercially launched therapies from our cell and gene therapy clients; growth in temperature-controlled logistics for the life sciences industry; and expanded client utilization of our new BioServices offering. The Company’s guidance is dependent on its current business and expectations, which may be impacted by, among other things, factors that are outside of our control, such as the ongoing and prolonged COVID-19 pandemic, supply chain constraints, inflationary pressures, and the effects of foreign currency fluctuations, as well as the other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

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Additional Information

Further information on Cryoport’s financial results is included in the attached condensed consolidated balance sheets and statements of operations, and additional explanations of Cryoport’s financial performance are provided in the Company’s quarterly report on Form 10-Q for the three and six months ended June 30, 2022, which is expected to be filed with the SEC on August 4, 2022. Additionally, the full report is available in the SEC Filings section of the Investor Relations section of Cryoport’s website at www.cryoport.com.

Earnings Conference Call Information

IMPORTANT INFORMATION: A document titled “Cryoport Second Quarter 2022 In Review”, providing a review of Cryoport’s recent financial and operational performance and a general business update, will be issued at 4:05 p.m. EDT on Thursday, August 4, 2022. The document is designed to be read by investors before the questions and answers conference call and will be accessible at: http://ir.cryoport.com/events-and-presentations.

Cryoport management will host a conference call at 5:00 p.m. EDT on August 4, 2022. The conference call will be in the format of a questions and answers session and will address any queries investors have regarding the Company’s reported results. A slide deck will accompany the call.

Conference Call Information

Date:	August 4, 2022
Time:	5:00 p.m. EDT
Dial-in numbers:	1-866-652-5200 (U.S.), 1-412-317-6060 (International)
Confirmation code:	Request the “Cryoport Call”
Live webcast:	‘Investor Relations’ section at www.cryoport.com or click here. Please allow 10 minutes prior to the call to visit this site to download and install any necessary audio software.

Questions and answers will be recorded and available approximately three hours after completion of the live event on the Investor Relations section of the Company's website at www.cryoport.com for a limited time. To access the replay of the questions and answers, please follow this link. A dial-in replay of the call will also be available to those interested, until 11:59 p.m. ET on August 11, 2022. To access the replay, dial 1-877-344-7529 (United States) or 1-412-317-0088 (International) and enter replay pin number: 1018766.

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About Cryoport, Inc.

Cryoport, Inc. (Nasdaq: CYRX), headquartered in Nashville, TN, is a global leader in temperature-controlled supply chain solutions for the life sciences industry serving the Biopharma/Pharma, Animal Health, and Reproductive Medicine markets and supporting life-saving cell and gene therapies across the clinical and commercial spectrum. With 38 strategic locations covering the Americas, EMEA (Europe, the Middle East, and Africa) and APAC (Asia Pacific), Cryoport’s global platform provides mission-critical solutions, services, and products to customers worldwide. In addition to its standard setting supply chain solutions, Cryoport is the world’s largest manufacturer of cryogenic equipment and systems and one of the largest life science focused specialty couriers.

For more information, visit www.cryoport.com or follow @cryoport on Twitter at www.twitter.com/cryoport for live updates.

Forward-Looking Statements

Statements in this press release which are not purely historical, including statements regarding the Company’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, those related to the Company’s industry, business, long-term growth prospects, plans, strategy, acquisitions, future financial results and financial condition, such as the Company’s outlook and guidance for full year 2022 revenue and the related factors expected to drive revenue, projected trends in the markets in which the Company operates, the Company’s intention to expand overall manufacturing capacities, the Company’s plan for a new Global Supply Chain Center in Paris, the Company’s repurchases of shares of its common stock, and regulatory approvals with respect to the products of the Company’s clients. It is important to note that the Company’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, risks and uncertainties associated with the effect of changing economic conditions, including as a result of the COVID-19 pandemic and its variants, supply chain constraints, inflationary pressures and the effects of foreign currency fluctuations, trends in the products markets, variations in the Company’s cash flow, market acceptance risks, and technical development risks. The Company’s business could be affected by a number of other factors, including the risk factors discussed in the Company’s Securities and Exchange Commission (“SEC”) reports including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC. The forward-looking statements contained in this press release speak only as of the date hereof and the Company cautions investors not to place undue reliance on these forward-looking statements. Except as required by law, the Company disclaims any obligation, and does not undertake to update or revise any forward-looking statements in this press release.

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Cryoport Investor Contacts:

Todd Fromer

KCSA Strategic Communication

tfromer@kcsa.com

P: 1-212-896-1215

Cryoport, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2022	2021	2022	2021
Revenues:
Service revenues	$34,585	$29,679	$67,495	$56,443
Product revenues	29,568	26,512	48,960	53,032
Total revenues	64,153	56,191	116,455	109,475
Cost of revenues:
Cost of service revenues	19,111	16,742	37,829	32,294
Cost of product revenues	16,204	14,047	27,447	27,229
Total cost of revenues	35,315	30,789	65,276	59,523
Gross Margin	28,838	25,402	51,179	49,952
Operating costs and expenses:
Selling, general and administrative	30,563	24,688	57,185	46,076
Engineering and development	3,522	4,462	7,060	8,766
Total operating costs and expenses:	34,085	29,150	64,245	54,842
Loss from operations	(5,247)	(3,748)	(13,066)	(4,890)
Other income (expense):
Investment income	2,048	368	3,312	766
Interest expense	(1,586)	(1,164)	(3,077)	(2,373)
Other expense, net	(4,028)	(346)	(9,045)	(881)
Loss before provision for income taxes	(8,813)	(4,890)	(21,876)	(7,378)
Provision for income taxes	(364)	(499)	(705)	(1,538)
Net loss	$(9,177)	$(5,389)	$(22,581)	$(8,916)
Paid-in-kind dividend on Series C convertible preferred stock	(2,000)	(2,000)	(4,000)	(4,196)
Net loss attributable to common stockholders	$(11,177)	$(7,389)	$(26,581)	$(13,112)
Net loss per share attributable to common stockholders - basic and diluted	$(0.23)	$(0.16)	$(0.54)	$(0.29)
Weighted average common shares outstanding - basic and diluted	48,792,559	45,757,532	49,467,691	44,786,403

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Cryoport, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2022	2021
(in thousands)	(unaudited)
Current assets:
Cash and cash equivalents	$37,034	$139,101
Short-term investments	513,584	489,698
Accounts receivable, net	43,903	39,412
Inventories	23,070	16,501
Prepaid expense and other current assets	8,250	8,804
Total current assets	625,841	693,516
Property and equipment, net	54,011	49,029
Operating lease right-of-use assets	22,740	20,675
Intangible assets, net	196,013	201,427
Goodwill	145,201	146,954
Deposits	926	950
Other long-term assets	1,597	419
Total assets	$1,046,329	$1,112,970

Current liabilities:
Accounts payable and other accrued expenses	$31,086	$28,583
Accrued compensation and related expenses	8,354	9,912
Deferred revenue	818	547
Operating lease liabilities	2,656	3,542
Current portion of notes payable	1,079	-
Other liabilities	53	61
Total current liabilites	44,046	42,645
Convertible senior notes, net	405,436	404,171
Notes payable, net	374	1,086
Contingent consideration	2,820	729
Operating lease liabilities, net	21,106	18,144
Deferred tax liability	3,745	4,018
Other long-term liabilities	378	349
Total liabilities	477,905	471,142
Total stockholders' equity	568,424	641,828
Total liabilities and stockholders' equity	$1,046,329	$1,112,970

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Note Regarding Use of Non-GAAP Financial Measures

To supplement our financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance as defined in Regulation G of the Securities Exchange Act of 1934 are included in this release: revenue growth rate at constant currency and adjusted EBITDA.

Under GAAP, revenues received in local (non-U.S. dollar) currency are translated into U.S. dollars at the average exchange rate for the period presented. When we use the term “constant currency,” it means that we have translated local currency revenues for the current reporting period into U.S. dollars using the same average foreign currency exchange rates for the conversion of revenues into U.S. dollars that we used to translate local currency revenues for the comparable reporting period of the prior year.

Adjusted EBITDA is defined as net loss adjusted for interest expense, income taxes, depreciation and amortization expense, stock-based compensation expense, acquisition and integration costs, investment income, unrealized (gain)/loss on investments, foreign currency loss and charges or gains resulting from non-recurring events.

In evaluating Cryoport's performance, management uses non-GAAP financial measures to supplement financial statements prepared under GAAP. Management believes that revenue growth rate at constant currency and adjusted EBITDA provide useful measures of Cryoport's operating results, a meaningful comparison with historical results, with the results of other companies, and insight into Cryoport's revenue trends and ongoing operating performance. Further, management and the Board of Directors utilizes these non-GAAP financial measures to gain a better understanding of Cryoport's performance from period-to-period and as a basis for planning and forecasting future periods. Management believes that the non-GAAP financial measures presented, when read in conjunction with Cryoport's GAAP financials, are useful to investors because they provide a basis for meaningful period-to-period comparisons of Cryoport's revenue trends and ongoing operating results, including results of operations, against investor and analyst financial models. Management also believes the non-GAAP financial measures are also useful in identifying trends in Cryoport's underlying business and performing related trend analyses, plus they provide a better understanding of how management plans and measures Cryoport's underlying business.

The non-GAAP financial measures are not calculated in accordance with generally accepted accounting principles (GAAP), and are not based on any comprehensive set of accounting rules or principles and may be different from non-GAAP financial measures presented by other companies. Non-GAAP financial measures, including revenue growth rate at constant currency and adjusted EBITDA, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

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Cryoport, Inc. and Subsidiaries

Reconciliation of GAAP net loss to adjusted EBITDA

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP net loss	$(9,177)	$(5,389)	$(22,581)	$(8,916)
Non-GAAP adjustments to net loss:
Depreciation and amortization expense	5,480	4,950	10,845	9,787
Acquistion and integration costs	566	1,062	823	1,890
Investment income	(2,048)	(368)	(3,312)	(766)
Unrealized (gain)/loss on investments	3,728	(107)	8,636	156
Foreign currency loss	271	200	431	102
Interest expense, net	1,586	1,164	3,077	2,374
Stock-based compensation expense	5,258	4,024	9,383	7,015
Income taxes	364	499	705	1,538
Adjusted EBITDA	$6,028	$6,035	$8,007	$13,180

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